SCHEDULE 14A INFORMATION

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Agilent Technologies, Inc.

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Agilent Technologies, Inc. 395 Page Mill Road Palo Alto, California 94306

Edward W. Barnholt Chairman of the Board, President and Chief Executive Officer

To our Stockholders:

I am pleased to invite you to attend the annual meeting of stockholders of Agilent Technologies, Inc. (“Agilent”) to be held on Tuesday, March 2, 2004, at 10 a.m. at the South San Francisco Conference Center located at 255 South Airport Boulevard, South San Francisco, California (U.S.A.). Details regarding admission to the annual meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

As we did last year, this year, as a cost-saving measure, we are combining our Proxy Statement, Annual Report and Annual Report Financial Statements into a single document. Also enclosed in this package is a proxy card for you to record your vote and a return envelope for your proxy card.

If you are unable to attend the annual meeting in person, you may participate through the web or by telephone. To participate in the live webcast, log on at www.investor.agilent.com and select “Company Presentations” in the “Recent News and Events” box. To listen by telephone, please call 1-800-289-0468. The webcast will begin at 10 a.m. and will remain on the company website for 1 year. You cannot record your vote on this website or at this phone number.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope that you will vote as soon as possible. You may vote on the Internet, by telephone or by completing and mailing the enclosed proxy card. Voting over the Internet, by phone or by written proxy will ensure your representation at the annual meeting, if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of, and continued interest in, Agilent.

Sincerely,

2004 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

AGILENT TECHNOLOGIES, INC.

395 Page Mill Road

Palo Alto, California 94306

(650) 752-5000

Notice of Annual Meeting of Stockholders

TIME	10:00 a.m. on Tuesday, March 2, 2004

PLACE	South San Francisco Conference Center
South San Francisco, California (U.S.A.)

ITEMS OF BUSINESS	(1) To elect directors to a 3-year term.

(2) To ratify the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Agilent’s independent auditors.

(3) To consider such other business as may properly come before the annual meeting.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments thereof if you were a stockholder at the close of business on Monday, January 5, 2004.

ANNUAL MEETING ADMISSION	No admission tickets are required this year.
The annual meeting will begin promptly at 10 a.m. In order to avoid any disruption for those in attendance, late comers will not be seated.

VOTING BY PROXY	Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on the proxy card.

By Order of the Board

D. CRAIG NORDLUND

Senior Vice President, General Counsel and Secretary

This proxy statement and accompanying proxy card are being distributed on or about

January 14, 2004.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	Agilent’s Board of Directors (the “Board”) is providing these proxy materials for you in connection with Agilent’s annual meeting of stockholders, which will take place on March 2, 2004. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. Agilent’s 2003 Annual Report and audited financials statements, proxy card and return envelope are also enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are two proposals scheduled to be voted on at the annual meeting:

•	the election of directors for a 3-year term; and

•	the ratification of the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Agilent’s independent auditors.

Q:	What is Agilent’s voting recommendation?

A:	Agilent’s Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Agilent’s independent auditors.

Q:	What shares owned by me can be voted?

A:	All shares owned by you as of the close of business on January 5, 2004 (the “Record Date”) may be voted by you. You may cast one vote per share of common stock that you held on the Record Date. These shares include shares that are: (1) held directly in your name as the stockholder of record, including shares purchased through Agilent Technologies, Inc. 1999 Stock Plan (“Stock Plan”) and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee or shares purchased through Agilent Technologies, Inc. 401(k) Plan (“401(k) Plan”).

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of Agilent hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with Agilent’s transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Agilent. As the stockholder of record, you have the right to grant your voting proxy directly to Agilent or to vote in person at the annual meeting. Agilent has enclosed a proxy card for you to use. You may also vote by Internet or by telephone as described below under “How can I vote my shares without attending the annual meeting?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also vote by Internet or by telephone as described below under “How can I vote my shares without attending the annual meeting?”

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the annual meeting, Agilent recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the annual meeting by Internet, telephone or completing and mailing your proxy card or voting instruction card in the enclosed pre-paid envelope. Please refer to the enclosed materials for details.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the annual meeting. You may accomplish this by entering a new vote by Internet or telephone or by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions) or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the ratification of PricewaterhouseCoopers LLP you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you “ABSTAIN”, it has the same effect as a vote “AGAINST”. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. Any undirected shares that you hold in the 401(k) Plan will be voted in proportion to the way the other 401(k) Plan stockholders vote their 401(k) Plan shares.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election for directors, the three persons receiving the highest number of “FOR” votes will be elected. The auditors proposal requires the affirmative “FOR” vote of a majority of those shares present and entitled to vote. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described in “What is the quorum requirement for the annual meeting?” in the section entitled “Additional Questions and Information Regarding the Annual Meeting and Stockholder Proposals” herein. In tabulating the voting result for any particular proposal, shares, which constitute broker non-votes, are not considered entitled to vote.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account.

Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	How can I obtain an admission ticket for the annual meeting?

A:	We are not requiring admission tickets this year.

Q:	Where can I find the voting results of the annual meeting?

A:	Agilent will announce preliminary voting results at the annual meeting and publish final results in Agilent’s quarterly report on Form 10-Q for the second quarter of fiscal 2004.

BOARD STRUCTURE AND COMPENSATION

The Board is divided into three classes serving staggered three-year terms. The Board has 9 directors and the following 4 committees: (1) Audit and Finance, (2) Compensation, (3) Nominating/Corporate Governance and (4) Executive. The membership during the 2003 fiscal year and the function of each committee are described below. During the 2003 fiscal year, the Board held 6 meetings. The Audit and Finance, Nominating/Corporate Governance, Compensation and Executive Committees held 10, 3, 6 and 1 meetings, respectively, during the 2003 fiscal year. Each director attended at least 75% of the aggregate number of Board and applicable committee meetings.

Name of Director	Audit and Finance		Compensation		Nominating		Executive

Non-Employee Directors:

Gerald Grinstein(1)			X		X		X

James G. Cullen(2)			X	*	X

Robert J. Herbold(3)	X				X

Walter B. Hewlett(4)	X				X

Robert L. Joss(5)	X				X

Koh Boon Hwee(6)			X		X

Heidi Kunz(7)	X	*			X

David M. Lawrence, M.D.(8)			X		X	*	X	*

A. Barry Rand(9)			X		X

Employee Directors:

Edward W. Barnholt(10)							X

X =	Committee member; * = Chairperson
(1)	Mr. Grinstein served as Chairman of the Board from August 1999 to November 2002 and retired as a member of the Board in March 2003.
(2)	Mr. Cullen has served as a director since April 2000.
(3)	Mr. Herbold has served as a director since June 2000.
(4)	Mr. Hewlett has served as a director since July 1999.
(5)	Mr. Joss has served as a director since July 2003.
(6)	Mr. Koh has served as a director since May 2003.
(7)	Ms. Kunz has served as a director since February 2000.
(8)	Dr. Lawrence has served as a director since July 1999 and as the Lead Independent Director since March 2003.
(9)	Mr. Rand has served as a director since November 2000.
(10)	Mr. Barnholt has served as a director since May 1999 and Chairman of the Board since November 21, 2002.

Audit and Finance Committee

The Audit and Finance Committee is responsible for the oversight of the quality and integrity of Agilent’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors and other significant financial matters. In discharging its duties, the Audit and Finance Committee is expected to:

•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	review and approve the scope of the annual internal and external audit;

•	review and pre-approve the engagement of Agilent’s independent auditors to per form audit and non-audit services and the related fees;

•	meet independently with Agilent’s internal auditing staff, independent auditors and senior management;

•	review the integrity of Agilent’s financial reporting process;

•	review Agilent’s financial statements and disclosures and U.S. Securities & Exchange Commission (“SEC”) filings;

•	review funding and investment policies, implementation of funding policies and investment performance of Agilent’s benefit plans;

•	monitor compliance with Agilent’s standards of business conduct; and

•	review disclosures from Agilent’s independent auditors regarding Independence Standards Board Standard No. 1.

Compensation Committee

The Compensation Committee reviews the performance of Agilent’s elected officers and other key employees and determines, approves and reports to the Board on the elements of their compensation, including total cash compensation and long-term equity based incentives. In addition, the Compensation Committee:

•	approves and monitors Agilent’s benefit plan offerings;

•	supervises and oversees the administration of Agilent’s incentive compensation, variable pay and stock programs;

•	recommends to the Board the annual retainer fee as well as other compensation for non-employee directors; and

•	has sole authority to retain and terminate executive compensation consultants.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee proposes a slate of directors for election by Agilent’s stockholders at each annual meeting and appoints candidates to fill any vacancies on the Board. It is also responsible for approving management succession plans, determining the appropriate Board size and committee structure and developing and reviewing corporate governance principles applicable to Agilent. During fiscal year 2003, the Committee met three times. Each of the members of the Committee meets the definition of “independence” set forth in the NYSE’s corporate governance listing standards. The Charter for the Committee can be accessed electronically in the “Corporate Governance Policies” section which is near the bottom of the webpage at www.investor.agilent.com or by writing to us at Agilent Technologies, Inc., 395 Page Mill Road, Palo Alto, California 94306, Attention: Investor Relations.

The Nominating/Corporate Governance Committee will consider nominees recommended by security holders provided that the recommendations are made in accordance with the procedures described in this proxy statement under “Additional Questions and Information Regarding the Annual Meeting and Stockholder Proposals.” Stockholder’s nominees that comply with these procedures will receive the same consideration that the Committee’s nominees receive.

Agilent hires Egon Zehnder International, a search firm, to help identify and facilitate the screening and interview process of director nominees. To be considered by the Committee, a director nominee must have experience as a Board member or senior officer of a Fortune 200 or equivalent company or have achieved national prominence in a relevant field as a faculty member or senior government officer. In addition to these minimum requirements, the Committee will also evaluate whether the nominee’s skills are complementary to the existing Board members’ skills, and the Board’s needs for operational, management, financial, international, technological or other expertise. The search firm screens the candidates, does reference checks, prepares a biography for each candidate for the Committee to review and helps set up interviews. The Committee and Agilent’s Chief Executive Officer interview candidates that meet the criteria, and the

Committee selects nominees that best suit the Board’s needs.

Executive Committee

The Executive Committee meets or takes written action when the Board is not otherwise meeting. The Committee has full authority to act on behalf of the Board, except that it cannot amend Agilent’s Bylaws, recommend any action that requires the approval of the stockholders, fill vacancies on the Board or any Board committee, fix director compensation, amend or repeal any non-amendable or non-repealable resolution of the Board, declare a distribution to the stockholders except at rates determined by the Board, appoint other committees, or take any action not permitted under Delaware law to be delegated to a committee.

Statement on Corporate Governance

Agilent has had formal corporate governance standards in place since the company’s inception in 1999. We have reviewed internally and with the Board the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), the rules of the SEC and the NYSE’s new corporate governance listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards. We have amended the charters of our Compensation Committee, Audit and Finance Committee and Nominating/Corporate Governance Committee to implement the new rules and standards. You can access our committee charters, and the standards of business conduct in the “Corporate Governance Policies” section, which is near the bottom of the web page at www.investor.agilent.com or by writing to us at Agilent Technologies, Inc., 395 Page Mill Road, Palo Alto, California 94306, Attention: Investor Relations. In accordance with NYSE corporate governance listing standards, Dr. David Lawrence has been designated as the Lead Independent Director. Agilent’s non-management directors meet at regularly scheduled executive sessions without management at which Dr. David Lawrence presides. Stockholders and other interested parties may communicate with the Board and Agilent’s Lead Independent Director by filling out the form at http://investor.agilent.com/emailleaddirector.cfm or by writing to Dr. David Lawrence, c/o Agilent Corporate Secretary, 395 Page Mill Road, MS A3-11, 94306. Inquiries sent by email will go simultaneously to Agilent’s General Counsel and the Lead Independent Director. Inquiries sent by mail will be reviewed by Agilent’s General Counsel and if they are relevant to, and consistent with, Agilent’s operations, policies and philosophies, they will be forwarded to Agilent’s Lead Independent Director. Agilent encourages, but does not require, its board members to attend the annual stockholders meeting. Last year, three of our directors attended the annual stockholders meeting. Agilent adopted the following standards for director independence in compliance with the NYSE corporate governance listing standards:

1.    No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with Agilent or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Agilent or any of its subsidiaries);

2.    A director who is an employee, or whose immediate family member is an executive officer of Agilent or any of its subsidiaries is not independent until three years after the end of such employment relationship;

3.    A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from Agilent or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation;

4.    A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Agilent or any of its subsidiaries is not “independent” until three years after the end of the affiliation or the employment or auditing relationship;

5.    A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Agilent’s or any of its subsidiaries present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship; and

6.    A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, Agilent or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

The Board determined that each member of the Board, except for Edward W. Barnholt, meets the aforementioned independence standards. Edward W. Barnholt does not meet the aforementioned independence standards, because he is the current President, Chief Executive Officer and an employee of Agilent.

DIRECTOR COMPENSATION ARRANGEMENTS AND STOCK OWNERSHIP GUIDELINES

Director Compensation Arrangements

The following table provides information on Agilent’s compensation and reimbursement practices during the fiscal year ended October 31, 2003 for non-employee directors. Directors who are employed by Agilent do not receive any compensation for their Board activities.

COMPENSATION TABLE FOR THE 2003 FISCAL YEAR

Annual Director Retainer(1)	$100,000

Minimum Percentage of Annual Retainer to be Paid in Agilent Stock Options(2)	75%

One Time Initial Grant to be Paid in Agilent’s Stock Options(3)	$250,000

Additional Retainer for Committee Chairs	$5,000

(1)	All directors served the entire 2003 fiscal year, except for Mr. Koh and Mr. Joss, who joined the Board on May 21, 2003 and July 16, 2003, respectively, and Mr. Grinstein who retired on March 4, 2003. Mr. Koh’s and Mr. Joss’ annual retainers were prorated based on the respective effective dates of their joining the Board. Mr. Grinstein did not receive an annual retainer for the 2003 fiscal year.

(2)	Stock options were valued using the Present Value of Expected Gain (PVEG) methodology. Annual retainer grants are granted on the later of March 1 or the first business day following Agilent’s annual stockholders’ meeting.

(3)	Mr. Koh and Mr. Joss received this one-time grant in fiscal year 2003. Stock options were valued using the PVEG methodology.

Mr. Barnholt served as Chairman of the Board since November 21, 2002. As an Agilent employee, he receives no additional compensation for his Board membership.

Stock Ownership Guidelines

Agilent’s stock ownership guidelines require each director to own a minimum of 2,000 shares of Agilent stock.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Agilent’s Board is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

The terms for three directors will expire at this 2004 annual meeting. Votes cannot be cast and proxies cannot be voted other than for the three nominees named below. Directors elected at the 2004 annual meeting will hold office for a three-year term expiring at the annual meeting in 2007 (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal). All of the nominees are currently directors of Agilent. There are no family relationships among Agilent’s executive officers and directors.

Nominees for Three-Year Terms That Will Expire in 2007

James G. Cullen Age 61	Mr. Cullen has served as a director since April 2000. Mr. Cullen was President and Chief Operating Officer of Bell Atlantic from 1997 to June 2000 and a member of the office of chairman from 1993 to June 2001. Prior to this appointment, Mr. Cullen was a President and Chief Executive Officer of the Telecom Group of Bell Atlantic from 1995 to 1997. Prior to the creation of Bell Atlantic on January 1, 1984, Mr. Cullen held management positions with New Jersey Bell from 1966 to 1981 and AT&T from 1981 to 1983. Mr. Cullen is a member of the board of directors of Johnson & Johnson, Prudential Insurance Company and Quantum Bridge Communications.

Robert L. Joss Age 62	Mr. Joss has served as a director of Agilent since July 2003. Mr. Joss has served as the Dean of the Graduate School of Business of Stanford University since 1999. Prior to assuming this position, Mr. Joss was the Chief Executive Officer and Managing Director of Westpac Banking Corporation, Australia’s second largest bank, from 1993 to 1999. Before this position, from 1971 to 1993, Mr. Joss held a succession of positions as Senior Vice President, Executive Vice President and Vice Chairman of Wells Fargo Bank. He is a director of E.piphany, Inc., BEA Systems, Inc., Shanghai Commercial Bank, Ltd. and Wells Fargo & Co.

Walter B. Hewlett Age 59	Mr. Hewlett has served as a director since July 1999. Mr. Hewlett is an independent software developer involved with computer applications in the humanities. He participated in the formation of Vermont Telephone Company of Springfield, Vermont in 1994 and currently serves as its Chairman. Mr. Hewlett founded the Center for Computer Assisted Research in the Humanities in 1984, for which he serves as a director. He has been a trustee of The William and Flora Hewlett Foundation since its founding in 1966 and currently serves as its Chairman. In 2003, Mr. Hewlett was elected to the Board of Trustees of Stanford University. Mr. Hewlett has served as a director of the Public Policy Institute of California since 1998.

Agilent’s Board recommends a vote FOR the election to the Board of each of the foregoing nominees.

Agilent’s directors listed below whose terms are not expiring this year will continue in office for the remainder of their terms or earlier in accordance with Agilent’s Bylaws. Information regarding the business experience of each of such directors is provided below.

Directors Whose Terms Will Expire in 2005

Heidi Kunz Age 49	Ms. Kunz has been a director of Agilent since February 2000. Ms. Kunz has served as Executive Vice President and Chief Financial Officer of Blue Shield of California since September 2003. Ms. Kunz served as an Executive Vice President and the Chief Financial Officer of Gap, Inc. from 1999 to January 2003. Prior to assuming that position, Ms. Kunz served as the Chief Financial Officer of ITT Industries, Inc. from 1995 to 1999. From 1979 to 1995, Ms. Kunz held senior financial management positions at General Motors Corporation, including Vice President and Treasurer.

David M. Lawrence, M.D. Age 63	Dr. Lawrence has been a director of Agilent since July 1999. Dr. Lawrence has been Chairman Emeritus of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals since May 2002. He served as Chairman of the Board from 1992 to May 2002 and Chief Executive Officer from 1991 to May 2002 of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals. He held a number of management positions with these organizations prior to assuming these positions, including Vice Chairman of the Board and Chief Operating Officer. Dr. Lawrence is a director of Pacific Gas and Electric Company and Raffles Medical Group, Inc.

A. Barry Rand Age 59	Mr. Rand has been a director of Agilent since November 2000. Mr. Rand has served as Chairman and Chief Executive Officer of Equitant since February 2003. Mr. Rand was the Chairman and Chief Executive Officer of Avis Group Holdings, Inc. from November 1999 to March 2001, and continues to hold the title of Chairman Emeritus. Prior to joining Avis Group, Mr. Rand was Executive Vice President, Worldwide Operations, for Xerox Corporation from 1992 to 1999. Mr Rand is a member of the board of directors of Abbott Laboratories, AT&T Wireless and Aspect Communications, where he serves as non-executive Chairman. Mr. Rand holds a MBA from Stanford University where he also was a Stanford Sloan Executive fellow.

Directors Whose Terms Will Expire in 2006
Edward W. Barnholt Age 60	Mr. Barnholt has served as Agilent’s President and Chief Executive Officer and as a director since May 1999 and also as Chairman of the Board since November 2002. Before being named Agilent’s Chief Executive Officer, Mr. Barnholt served as Executive Vice President and General Manager of Hewlett-Packard Company’s Measurement Organization from 1998 to 1999, which included the business organizations that have become Agilent. From 1990 to 1998, he served as General Manager of Hewlett-Packard Company’s Test and Measurement Organization. He was elected a Senior Vice President of Hewlett-Packard Company in 1993 and an Executive Vice President in 1996. He is a director of KLA-Tencor Corporation.

Robert J. Herbold Age 61	Mr. Herbold has been a director of Agilent since June 2000. He was an Executive Vice President and Chief Operating Officer of Microsoft Corporation from 1994 to April 2001 and served as an Executive Vice President (part-time) of Microsoft Corporation until June 2003. Prior to joining Microsoft, Mr. Herbold was employed by The Procter & Gamble Company for twenty-six years, and served as a Senior Vice President at The Procter & Gamble Company from 1990 to 1994. Mr. Herbold is a director of Weyerhaeuser Corp., First Mutual Bank, and Cintas Corp. He is the Managing Director of the consulting firm The Herbold Group, LLC.

Koh Boon Hwee Age 53	Mr. Koh has served as a director of Agilent since May 2003. Mr. Koh has been an Executive Director of MediaRing Ltd. since April 1998 and Tech Group Asia Ltd. since April 2003. Prior to his current positions, Mr. Koh was the Chairman of Singapore Telecom from April 1992 to August 2001. Mr. Koh spent fourteen years with Hewlett-Packard Company in its Asia Pacific region. He has been the Chairman of Singapore Airlines since July 2001 and serves on the boards of BroadVision, Inc., SIA Engineering Co. Ltd. and Intelsat, Ltd.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT AUDITORS

The Audit and Finance Committee of the Board has appointed PricewaterhouseCoopers LLP as Agilent’s independent auditors to audit its consolidated financial statements for the 2004 fiscal year. During the 2003 fiscal year, PricewaterhouseCoopers LLP served as Agilent’s independent auditors and also provided certain tax and other non-audit services. Although Agilent is not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit and Finance Committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting where they will be available to respond to questions and, if they desire, to make a statement.

Agilent’s Board recommends a vote FOR the ratification of the

Audit and Finance Committee’s appointment of

PricewaterhouseCoopers LLP as Agilent’s independent auditors.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 16, 2003, concerning:

•	beneficial ownership of Agilent’s common stock by the Capital Group International, Inc., The David and Lucile Packard Foundation, FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson, as a group, the only beneficial owners known to Agilent to hold more than 5% of Agilent’s common stock;

•	beneficial ownership of Agilent’s common stock by each director and each of the executive officers named in the Summary Compensation Table herein; and

•	beneficial ownership of Agilent’s common stock by all directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire as of February 14, 2004, 60 days after December 16, 2003, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table.

BENEFICIAL OWNERSHIP TABLE

	Shares of Agilent Beneficially Owned
Name of Beneficial Owner	Number	Nature	Percentage (1)
Byron J. Anderson	14,196	Direct
	379,510	Vested Options (2)
	236	Indirect (3)

	393,942		*

Edward W. Barnholt	54,114	Direct
	2,209,072	Vested Options
	432	Indirect (4)

	2,263,618		*

Capital Group International, Inc. (5) 11100 Santa Monica Blvd, 15th Floor Los Angeles, CA 90025-3384	30,405,250		6.3%

James G. Cullen	2,000	Direct
	18,507	Vested Options
	3,000	Indirect (6)

	23,507		*

Adrian T. Dillon	80,623	Direct (7)
	162,500	Vested Options

	243,123		*

The David and Lucile Packard Foundation (8)	38,727,525		8.1%
300 Second Street, Suite 200 Los Altos, CA 94022

	Shares of Agilent Beneficially Owned
Name of Beneficial Owner	Number	Nature	Percentage (1)
FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson, as a group (9) 82 Devonshire Street Boston, MA 02109	35,756,918		7.4%

Robert J. Herbold	5,000	Direct
	18,503	Vested Options

	23,503		*

Hewlett Family Accounts (10)
Walter B. Hewlett	1,027,239	Direct
	39,198	Vested Options
	57,121	Indirect (11)

	1,123,558		*
William R. Hewlett Revocable Trust	5,000,000		1.0%
The William and Flora Hewlett Foundation	5,159,498		1.1%
Packard Humanities Institute	4,910,828		1.0%
Flora Family Foundation	491,128		*
Public Policy Institute of California	194,613		*

Robert L. Joss (12)	2,190	Direct
	0	Vested Options

	2,190		*

Koh Boon Hwee (13)	0	Direct
	0	Vested Options

	0		*

Heidi Kunz	2,000	Direct
	19,081	Vested Options

	21,081		*

David M. Lawrence, M.D.	1,546	Direct
	53,993	Vested Options
	3,966	Indirect (14)

	59,505		*

D. Craig Nordlund	31,280	Direct
	302,715	Vested Options
	114	Indirect (15)

	334,109		*

A. Barry Rand	3,000	Direct
	23,123	Vested Options

	26,123		*

William P. Sullivan	4,705	Direct
	579,656	Vested Options

	584,361		*

Chris van Ingen	4,783	Direct
	210,341	Vested Options

	215,124		*

	Shares of Agilent Beneficially Owned
Name of Beneficial Owner	Number	Nature	Percentage (1)
All current directors and executive officers as a group (18 persons) (16)	5,840,758		1.2%

*	Represents holdings of less than one percent.

(1)	Percentage ownership is calculated based upon 480,041,028 shares of Agilent common stock outstanding on December 16, 2003.

(2)	“Vested Options” are options that may be exercised as of February 14, 2004.

(3)	Consists of shares held by Mr. Anderson’s son for which Mr. Anderson has no pecuniary interest and disclaims beneficial ownership. Mr. Anderson resigned from his executive officer position with Agilent on February 1, 2003.

(4)	Consists of shares held by Mr. Barnholt’s son, for which Mr. Barnholt has no pecuniary interest and disclaims beneficial ownership.

(5)	The address and number of shares of Agilent common stock beneficially owned by the Capital Group International, Inc. is based on the Schedule 13G filed by the Capital Group International, Inc. with the U.S. Securities and Exchange Commission on February 11, 2003.

(6)	Consists of shares held by Mr. Cullen’s Family Limited Partnership.

(7)	Includes 16,667 shares of restricted stock that are subject to forfeiture upon termination of Mr. Dillon’s employment for any reason other than retirement due to age, permanent and total disability or as part of a voluntary separation agreement. The 16,667 shares will be fully vested on December 3, 2004 so long as Mr. Dillon remains continuously employed as Executive Vice President and Chief Financial Officer through December 3, 2004.

(8)	The address and number of shares of Agilent common stock beneficially owned by The David and Lucile Packard Foundation is based on the Schedule 13G/A filed by the foundation with the U.S. Securities and Exchange Commission on January 18, 2002.

(9)	The address and number of shares of Agilent common stock beneficially owned by FMR Corp., Edward C. Johnson 3d, and Abigail P. Johnson is based on the Schedule 13G/A filed by this group with the U.S. Securities and Exchange Commission on February 13, 2003.

(10)	Mr. Hewlett shares voting and investment power over the shares held by the William R. Hewlett Revocable Trust, the Packard Humanities Institute and the Public Policy Institute of California (the “PPIC”). Mr. Hewlett is a board member of the PPIC. However, Mr. Hewlett has excused himself from any PPIC decisions dealing with Agilent stock. Mr. Hewlett does not have voting or investment power over the shares held by the William and Flora Hewlett Foundation, as voting and investment power is exercised by an independent stock committee. Mr. Hewlett is not a member of the independent stock committee. Mr. Hewlett is the Chair of the Investment Committee of the Flora Family Foundation, but he has excused himself from any Flora Family Foundation decisions dealing with Agilent stock. Mr. Hewlett disclaims any beneficial interest in the foregoing shares, because he has no pecuniary interest in the shares.

(11)	Consists of 17,433 shares held by Mr. Hewlett as custodian for his daughter, 19,688 shares held by Mr. Hewlett’s spouse, and 20,000 shares held in the James S. Hewlett Trust for which Mr. Hewlett is a trustee.

(12)	Mr. Joss joined Agilent’s board effective July 16, 2003.

(13)	Mr. Koh joined Agilent’s board effective May 21, 2003.

(14)	Consists of shares held for the benefit of Dr. Lawrence’s children in the Lawrence 2000 Irrevocable Trust of which Dr. Lawrence and his spouse are the trustees.

(15)	Consists of 114 shares of Agilent common stock held by Mr. Nordlund as custodian for his three children.

(16)	Does not include shares owned by directors and executive officers who served as directors and executive officers during all or part of the 2003 fiscal year but were not serving in that capacity as of December 16, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires Agilent’s directors, executive officers and holders of more than 10% of Agilent common stock to file reports with the SEC regarding their ownership and changes in ownership of Agilent stock. Agilent believes that during the 2003 fiscal year, its officers, directors and 10% stockholders complied with all Section 16(a) filing requirements. In making these statements, Agilent has relied upon examination of the copies of Forms 3, 4 and 5 provided to Agilent and the written representations of its directors and officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation information for (i) the chief executive officer, (ii) the four other executive officers of Agilent who, based on their salary and bonus compensation, were the most highly compensated for the fiscal year ended October 31, 2003 and (iii) one individual who was an executive officer during the fiscal year ended October 31, 2003 and would have been one of the most highly compensated executive officers for the fiscal year ended October 31, 2003 but for the fact that he was not an executive officer as of October 31, 2003 (the “Named Executive Officers”). All information set forth in this table reflects compensation earned by these individuals for services with Agilent for the fiscal year ended October 31, 2003, as well as their compensation for each of the fiscal years ending October 31, 2002 and October 31, 2001.

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)		Restricted Stock Award(s) ($)(4)	Securities Underlying Options (#)	All Other Compensation ($)(5)
Edward W. Barnholt Chairman of the Board, President and Chief Executive Officer	2003 2002 2001	$1,000,000 925,000 941,666	$333,450 0 0	$0 0 0		$0 0 0	600,000 750,000 500,000	$8,000 8,000 6,800

Adrian T. Dillon Executive Vice President, Chief Financial Officer	2003 2002 2001	650,000 552,493 N/A	116,706 650,000 N/A	639,069 265,713 N/A	(3)	0 1,365,000 N/A	250,000 200,000 N/A	8,000 5,075 N/A

William P. Sullivan Executive Vice President, Chief Operating Officer	2003 2002 2001	600,000 532,500 473,125	107,730 0 0	0 0 0		0 0 0	250,000 300,000 200,000	8,000 3,553 6,800

Chris van Ingen Senior Vice President, Life Science and Chemical Analysis	2003 2002 2001	374,792 323,750 329,580	121,468 42,876 0	0 0 0		0 0 0	125,000 125,000 125,000	8,000 8,000 6,800

D. Craig Nordlund Senior Vice President, General Counsel and Secretary	2003 2002 2001	425,004 393,129 391,971	54,507 0 0	0 0 0		0 0 0	100,000 100,000 150,000	8,000 8,000 6,800

Byron J. Anderson (6) Senior Vice President, Electronic Products and Solutions	2003 2002 2001	525,000 485,625 488,125	16,160 0 0	0 0 0		0 0 0	125,000 175,000 75,000	8,000 8,000 6,800

(1)	The salaries for the 2001 fiscal year and the 2002 fiscal year reflect a temporary 10% reduction from April 1, 2001 to July 31, 2002.

(2)	For fiscal year 2003, this column reflects the payments under the Agilent Performance-Based Compensation Plan described under “Report of the Compensation Committee of the Board on Executive Compensation”. For fiscal year 2002, this column reflects a one-time signing bonus of $650,000 paid to Mr. Dillon.

(3)	This amount reflects $500,000 of forgiven loan amount, $36,569 of relocation and other expenses, and $102,500 of interest, calculated at the applicable market rate of 5.125% per annum that would have been payable on a $2,000,000 loan from Agilent to Mr. Dillon had the loan not been interest free. See “Certain Relationships and Related Transactions”.

(4)	For fiscal year 2002, the amount disclosed in this column reflects the dollar value of 50,000 shares of restricted stock granted to Mr. Dillon on December 3, 2001. This restricted stock grant was subject to a three year vesting schedule. Thirty-three and one third percent (33 1/3%) of 50,000 shares vested as of December 3, 2002 and Mr. Dillon held 33,333 shares of restricted stock with a dollar value of $827,658 as of October 31, 2003. Mr. Dillon will have the right to receive any cash dividends paid to or made with respect to Agilent’s common stock.

(5)	Amounts disclosed in this column include payment of Agilent’s contributions under the Agilent Technologies, Inc. 401(k) Plan. In fiscal year 2003, Agilent made a 401(k) matching contribution of $8,000 on behalf of each of Messrs. Barnholt, Dillon, Sullivan, Nordlund, van Ingen, and Anderson.

(6)	Mr. Anderson resigned from his executive officer position on February 1, 2003.

Option Grants in Last Fiscal Year

The following table shows all grants of options to acquire shares of Agilent common stock granted to the Named Executive Officers listed in the Summary Compensation Table for the fiscal year ended October 31, 2003.

Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Agilent Employees in Fiscal Year	Exercise or Base Price ($/Share)(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
					5%(3)	10%(3)
Edward W. Barnholt	600,000	4.76%	$15.89	Nov. 2012	$5,995,881	$15,194,741
Adrian T. Dillon	250,000	1.98%	$15.89	Nov. 2012	2,498,284	6,331,142
William P. Sullivan	250,000	1.98%	$15.89	Nov. 2012	2,498,284	6,331,142
Chris van Ingen	125,000	0.99%	$15.89	Nov. 2012	1,249,142	3,165,571
D. Craig Nordlund	100,000	0.79%	$15.89	Nov. 2012	999,314	2,532,457
Byron J. Anderson	125,000	0.99%	$15.89	Nov. 2012	1,249,142	3,165,571

(1)	The options granted are exercisable 25% after the first year, 50% after the second year, 75% after the third year, and 100% after the fourth year.

(2)	The options were granted at an exercise price equal to the fair market value of Agilent common stock on the grant date, calculated as the average of the high and low market price on that date.

(3)	Potential realizable value assumes that the common stock appreciates at the rate shown (compounded annually) from the grant date until the option expiration date. It is calculated based on the SEC requirements and does not represent the estimated growth of the future stock price by Agilent nor the present value of the stock options.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table shows aggregate exercises of options to purchase Agilent’s common stock in the fiscal year ended October 31, 2003 by the Named Executive Officers.

Name	Year	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($)(1)
				Exercisable	Unexercisable	Exercisable	Unexercisable
Edward W. Barnholt (2)	2003	86,755	$588,199	1,559,072	1,600,000	$892,709	$5,364,000
Adrian T. Dillon	2003	0	0	50,000	400,000	0	2,235,000
William P. Sullivan	2003	0	0	354,656	612,500	0	2,235,000
Chris van Ingen	2003	0	0	125,341	263,750	18,703	1,117,500
D. Craig Nordlund	2003	0	0	197,715	273,750	0	894,000
Byron J. Anderson	2003	0	0	260,760	318,750	0	1,117,500

(1)	The value of unexercised Agilent options is based on the difference between the exercise price and the average of the high and low market prices of Agilent common stock on October 31, 2003 of $24.83.

(2)	The option that Mr. Barnholt exercised was due to expire on November 17, 2003.

Pension Plans

The following table shows the estimated annual benefits payable on retirement to Agilent’s eligible employees in the United States under the Agilent Technologies, Inc. Deferred Profit Sharing Plan (the “Deferred Profit Sharing Plan”), Agilent’s Retirement Plan (the “Retirement Plan”) and Agilent’s Excess Benefit Retirement Plan (the “Excess Benefit Plan”). To calculate the number of years of an eligible employee’s service, the pension plans will bridge each eligible employee’s service with Hewlett-Packard Company to that eligible employee’s service with Agilent.

ESTIMATED ANNUAL RETIREMENT BENEFITS

Highest Five-Year Average Compensation	15 Years of Service	20 Years of Service	25 Years of Service	30 Years of Service
$ 400,000	$86,054	$114,738	$143,423	$172,107
500,000	108,554	144,738	180,923	217,107
600,000	131,054	174,738	218,423	262,107
700,000	153,554	204,738	255,923	307,107
800,000	176,054	234,738	293,423	352,107
900,000	198,554	264,738	330,923	397,107
1,000,000	221,054	294,738	368,423	442,107
1,100,000	243,554	324,738	405,923	487,107
1,200,000	266,054	354,738	443,423	532,107

For fiscal year 2003, benefits exceeding $160,000 will be paid pursuant to the Excess Benefit Plan. No more than $200,000 (as adjusted from time to time by the U.S. Internal Revenue Service (“IRS”)) of eligible compensation may be taken into account in calculating benefits payable under the Retirement Plan or the Deferred Plan. Benefits attributable to annual earnings over $200,000 are payable under the Excess Benefit Plan. Benefits payable under the Excess Benefit Plan are available in a lump sum or up to 15 annual installments.

The compensation used to determine the benefits summarized in the table above equals base pay, without deducting for the 10% temporary salary reduction from April 2001 to July 2002. The covered compensation for each of the Named Executive Officers is the highest five-year average of such base pay for such Named Executive Officer.

Named Executive Officers have been credited with the following years of service as of October 31, 2003: Mr. Barnholt, 30 years; Mr. Sullivan, 27 years; Mr. van Ingen, 26 years; Mr. Nordlund, 27 years; Mr. Anderson, 30 years; and Mr. Dillon, 2 years. Retirement benefits shown are expressed as a single life annuity at age 65 and reflect the maximum offset currently in effect under Section 401(l) of the Internal Revenue Code of 1986, as amended (the “Code”), to compute the offset for such benefits under the pension plan. For purposes of calculating the benefit, an employee cannot be credited with more than 30 years of service. Benefits under the Retirement Plan are payable in the form of a single life annuity, a qualified joint and survivor annuity or a lump sum.

Certain Relationships and Related Transactions

On February 5, 2002, Agilent made a relocation loan to Mr. Adrian T. Dillon, Executive Vice President and Chief Financial Officer, as part of the employment package required to induce Mr. Dillon to join Agilent and move from Cleveland, Ohio to the San Francisco Bay Area. In place of a standard relocation bonus, Agilent provided a loan of $2.5 million to be used for the purchase of a home. Provided that Mr. Dillon remains at Agilent, the loan will be forgiven over a five-year period at 20% per year. The loan is secured by a deed of trust on the house. The unforgiven portion of the note plus 10% per annum interest will be due in full (i) upon insolvency of Mr. Dillon, (ii) upon any transfer of the property without the prior written consent of Agilent, (iii) within three months of termination of employment for any reason and (iv) within one year following the death of Mr. Dillon. If the amount due is not paid within five (5) days of the due date, at the option of Agilent, the unforgiven portion shall begin to accrue interest equal to 15% per annum. In accordance with the Sarbanes-Oxley Act, Agilent will not materially modify or renew this loan and, in the future, will not provide any new loans to its executive officers as required under the Sarbanes-Oxley Act.

During the 2003 fiscal year, Agilent had a contract with Fidelity Employer Services Company LLC (“FESCO”) pursuant to which FESCO provided payroll and benefits administration services to Agilent. In fiscal year 2003, Agilent paid FESCO $8.7 million for services rendered under the contract. FESCO is an indirect subsidiary of FMR Corp. and, as of December 16, 2003, FMR Corp. beneficially owned more than five percent of Agilent’s common stock.

Change of Control Arrangements

Each of Messrs. Barnholt, Dillon, Sullivan, Anderson, Nordlund and van Ingen, as well as four other executive officers who are not Named Executive Officers, has signed a Change of Control Severance Agreement. Under these agreements, in the event that within 24 months of a change of control of Agilent, Agilent or its successor terminates the employment of such an executive without cause or an event constituting good reason occurs and the executive resigns within 3 months of such an event, the executive will be entitled to: (i) two times, and with respect to Mr. Barnholt, three times the sum of such executive’s base salary and target bonus, (ii) payment of COBRA continuation premiums for up to 12 months, (iii) full vesting of all outstanding options and restricted stock awards and (iv) a prorated portion of any bonus for the performance period in which the termination occurs. To the extent that the payment of these benefits trigger the excise tax under Section 4999 of the Code or any comparable federal, state, local or foreign excise tax, Agilent will pay Mr. Barnholt an additional amount to cover all additional tax liability arising from the application of such excise tax.

In exchange for such consideration, each executive has agreed (i) to execute a release of all of the executive’s rights and claims relating to his employment, (ii) not to solicit any of Agilent’s or its successor’s employees for 2 years and (iii) not to compete for 1 year with up to 15 competitors of Agilent or its successor, as determined by Agilent or its successor.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD ON EXECUTIVE COMPENSATION

Agilent’s executive compensation program is administered by the Compensation Committee of the Board (the “Compensation Committee”). The Compensation Committee, which is composed of non-employee directors, is responsible for approving and reporting to the Board on all elements of compensation for the elected corporate officers. The Compensation Committee has furnished the following report on executive compensation for fiscal year 2003.

Compensation Philosophy

The goal of the executive compensation program is to provide a total compensation package composed of pay, stock and benefits. The total package reflects Agilent’s performance and is designed to inspire and reward superior performance by executives, business organizations and Agilent.

Executive Compensation Practices

Each year the Compensation Committee surveys the executive compensation practices of selected S&P 500 High Technology companies. The Compensation Committee’s practice is to target direct compensation levels for Agilent’s executives at the 50th percentile of total direct compensation of surveyed companies. Total direct compensation includes base pay, short-term bonus at target and long-term incentives. Overall, individual performance is measured against the following factors; these factors may vary as required by business conditions:

•	long-term strategic goals;

•	short-term business goals;

•	revenue and profit goals;

•	customer satisfaction;

•	new business creation;

•	total stockholder return;

•	the development of employees; and

•	the fostering of teamwork and other Agilent values.

In setting the goals and measuring an executive’s performance against those goals, Agilent considers the performance of its competitors and general economic and market conditions. None of the factors included in Agilent’s strategic and business goals are assigned a specific weight. Instead, the Compensation Committee recognizes that the relative importance of these factors may change in order to adapt Agilent’s operations to specific business challenges and to reflect changing economic and marketplace conditions.

Components of Executive Compensation

The compensation program for executive officers consists of the following four components:

•	base pay;

•	short-term bonus;

•	long-term incentives; and

•	benefits.

Base Pay

Base pay is baseline cash compensation and is determined by the competitive market and individual performance. Base pay for each executive officer is established each year based on a salary range that corresponds to the executive officer’s job responsibilities and the executive officer’s overall individual job performance.

Short-Term Bonus

The Agilent Technologies, Inc. Performance-Based Compensation Plan for Covered Employees (“Performance-Based Compensation Plan”) provides for cash compensation to be paid semi-annually when performance targets are achieved. During fiscal year 2003, the executive officers participated in the Performance-Based Compensation Plan. Actual bonuses paid to executive officers are based on achievement of profit, revenue, and return on invested capital goals established for each performance period.

Long-Term Incentives

The long-term incentive program is designed to encourage creation of long-term value for our stockholders and equity ownership by our executives. During fiscal year 2003, Agilent made stock option grants to Agilent’s executive officers under the Stock Plan. Each grant allows the officer to acquire shares of Agilent’s common stock, subject to the completion of a four-year vesting period, and continued employment with Agilent. These shares may be acquired at a fixed price per share (the market price on the grant date) over a ten-year period. An executive’s grant amount, if any, is based on competitive market conditions, the position of the executive and individual and business unit performance.

Benefits

The global benefits philosophy provides employees protection from catastrophic events and offers health and welfare benefits typical in the given country in which Agilent operates. Where applicable, employees are responsible for managing benefit choices, balancing their own level of risk and return. During fiscal year 2003, Agilent offered medical and other benefits to its executives that are generally available to other Agilent employees.

Policy Regarding Compensation in Excess of $1 Million a Year

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid to Agilent’s Named Executive Officers. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m) of the Code. The Compensation Committee considers the net cost to Agilent. Accordingly, the Stock Plan and the Performance-Based Compensation Plan (the annual variable pay plan) have been designed to qualify under Section 162(m) of the Code.

Stock Ownership Guidelines

Agilent’s stock ownership guidelines are designed to increase an executive’s equity stake in Agilent and more closely align his or her interests with those of our other stockholders. The guidelines provide that the President and Chief Executive Officer should attain an investment level in Agilent’s stock equal to five times his annual salary, including direct ownership of at least 20,000 shares of Agilent stock. All other executive officers should attain an investment level equal to three times their annual salary, including direct ownership of at least 15,000 shares for the Chief Financial Officer and Chief Operating Officer and at least 10,000 shares for all other executive officers. In each case, such investment levels must be attained within five years of the election to their executive officer positions or the end of fiscal year 2007, if later.

Compensation for the Chief Executive Officer

Edward W. Barnholt has served as President and Chief Executive Officer since May 4, 1999, and as Chairman of the Board since November 21, 2002. The Compensation Committee used the executive compensation practices described above to determine Mr. Barnholt’s fiscal year 2003 compensation. In setting both the cash-based and equity-based elements of Mr. Barnholt’s compensation, the Compensation Committee made an overall assessment of Mr. Barnholt’s leadership in establishing Agilent’s long-term and short-term strategic, operational and business goals. Mr. Barnholt’s total compensation reflects a consideration of both competitive forces and Agilent’s performance.

The Compensation Committee surveyed the total direct compensation for chief executive officers of selected high technology companies. Based on this information, the Compensation Committee determined a median around which the Compensation Committee built a competitive range for cash-based and equity-based elements of the compensation package. As a result of this review, the Compensation Committee determined a mix of base salary and bonus opportunity, along with an equity position to align Mr. Barnholt’s compensation with the performance of Agilent. The resulting total compensation package was competitive for CEOs running companies comparable in size and complexity to Agilent.

Additionally, as part of the review process, the Compensation Committee assessed Agilent’s financial and business results compared to other companies within the high-technology industry; Agilent’s financial performance relative to its financial performance in prior periods; Agilent’s market competitiveness as measured by customer feedback, new business creation and product generation; and the health of the Agilent organization as measured by employee surveys and the ability to attract and retain key talent.

For fiscal year 2003, the specific recommendation for Mr. Barnholt positioned his target total cash compensation at $2,300,000: base salary remained at $1,000,000, with a $1,300,000 bonus opportunity under the Performance-Based Compensation Plan. The bonus opportunity could have increased to $2,600,000 if maximum performance objectives were achieved. Consistent with the Performance-Based Compensation Plan, the performance objectives were based on Agilent’s profit, revenue and return on invested capital goals.

In determining the stock option grant for Mr. Barnholt, the Compensation Committee evaluated his total direct compensation compared to CEO’s of comparable companies and determined that an award of a non-qualified stock option to purchase 600,000 shares of Agilent common stock was appropriate.

Submitted by:

Compensation Committee

James G. Cullen, Chairperson

Koh Boon Hwee

David M. Lawrence, M.D.

A. Barry Rand

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are set forth in the preceding section. There are no members of the Compensation Committee who were officers or employees of Agilent or any of its subsidiaries during the fiscal year, formerly officers of Agilent, or had any relationship otherwise requiring disclosure hereunder.

AUDIT AND FINANCE COMMITTEE REPORT

During fiscal year 2003, the Audit and Finance Committee of the Board reviewed the quality and integrity of Agilent’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors and other significant financial matters. Each of the Audit and Finance Committee members satisfies the definition of independent director as established in the NYSE corporate governance listing standards. During the year, in accordance with section 407 of the Sarbanes-Oxley Act of 2002, Agilent identified Heidi Kunz as the Audit and Finance Committee’s “Financial Expert”. Agilent operates with a November 1 to October 31 fiscal year. The Audit and Finance Committee met ten times, including telephone meetings, during the 2003 fiscal year.

The Board adopted a written charter for the Audit and Finance Committee on May 17, 2000, which was subsequently amended on November 20, 2002. The Committee operated under that charter during the 2003 fiscal year. The Audit and Finance Committee has reviewed the relevant requirements of the Sarbanes-Oxley Act, the revised rules of the SEC and the new corporate governance listing standards of the NYSE regarding audit committee policies. The Board adopted an amendment to the Committee’s charter on November 18, 2003 to implement these new rules and standards. A copy of this amended charter is attached to this proxy statement.

The Audit and Finance Committee intends to further amend its charter, if necessary, as the rules and standards evolve to reflect any addi-

tional requirements or changes. You can access the latest charter in the “Corporate Governance Policies” section which is near the bottom of the webpage at www.investor.agilent.com or by writing to us at Agilent Technologies, Inc., 395 Page Mill Road, Palo Alto, California 94306, Attention: Investor Relations.

The Audit and Finance Committee has reviewed Agilent’s audited consolidated financial statements and discussed such statements with management. The Audit and Finance Committee has discussed with PricewaterhouseCoopers LLP, Agilent’s independent auditors during the 2003 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Audit and Finance Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP its independence from Agilent. Based on the review and discussions noted above, the Audit and Finance Committee recommended to the Board that Agilent’s audited consolidated financial statements be included in Agilent’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003, and be filed with the SEC.

Submitted by:

Audit and Finance Committee

Heidi Kunz, Chairperson

Robert J. Herbold

Walter B. Hewlett

Robert L. Joss

Fees Paid to PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP for audit services rendered in connection with the consolidated financial statements and reports for fiscal year 2003 and for other services rendered during fiscal year 2003 on behalf of Agilent and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services, which have been billed to Agilent:

Fee Category:	Fiscal 2003	% of Total	Fiscal 2002	% of Total

Audit Fees	$4,072,000	69.4	$4,384,000	36.1

Audit-Related Fees	390,000	6.6	318,000	2.6
Tax Fees:

Tax compliance/preparation	1,305,000	22.2	7,291,000	60.0

Other tax services	100,000	1.7	149,000	1.2

Total Tax Fees	1,405,000	23.9	7,440,000	61.2

All Other Fees	4,000	0.1	12,000	0.1

Total Fees	$5,871,000	100.0	$12,154,000	100.0

Audit Fees:    Consists of fees billed for professional services rendered for the audit of Agilent’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees:    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Agilent’s consolidated financial statements and are not reported under “Audit Fees”. These services include employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees:    Consists of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, assistance with customs and duties audits, expatriate tax services, and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services consist of fees billed for other miscellaneous tax consulting and planning and for individual income tax preparation.

All Other Fees:    Consists of fees for all other services other than those reported above. These services include benchmarking surveys and specialized consulting. Agilent’s intent is to minimize services in this category.

In making its recommendation to ratify the appointment of PricewaterhouseCoopers LLP as Agilent’s independent auditors for the fiscal year ending October 31, 2004, the Audit and Finance Committee has considered whether services other than audit and audit-related provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Audit and Finance Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit and Finance Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit and Finance Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit and Finance Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit and Finance Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit and Finance Committee at the next scheduled meeting.

Incorporation by Reference

The Report of the Compensation Committee of the Board on Executive Compensation and the Audit and Finance Committee Report (including reference to the independence of the Audit and Finance Committee members) above and the Stock Price Performance Graph on the following page, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Agilent under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Agilent specifically incorporates such information by reference.

STOCK PRICE PERFORMANCE GRAPH

The graph below shows the four-year cumulative total stockholder return assuming the investment of $100 (and the reinvestment of any dividends thereafter) on November 18, 1999, the first trading day of Agilent’s common stock, in each of Agilent’s common stock, the S&P 500 Index, and a peer group, based on the S&P Information Technology Index.(1) Agilent’s stock price performance shown in the following graph is not indicative of future stock price performance.

Comparison of 4 Years (11/18/99 to 10/31/03) Cumulative Total Return Among

Agilent Technologies, The S&P 500 Index, and

The S&P Information Technology Peer Group Composite

(1)	The current peer group is composed of companies that are members of the S&P Information Technology Index and are in sectors related to Agilent’s businesses. The sectors are: Electronic Equipment Manufacturers (excluding Agilent), Semiconductor Equipment, Semiconductors, and Communications Equipment. These sectors are selected by Agilent with the underlying companies chosen and maintained by S&P. S&P combined the Networking Equipment and Telecommunications Equipment sectors shown in last year’s proxy into the Communications Equipment sector shown below. S&P also divided the Electronic Equipment and Instruments sector shown in last year’s proxy into the Electronic Equipment Manufacturers sector shown below and the Electronic Manufacturing Services sector which we did not retain, because it represents a line of business Agilent does not participate in.

Electronic Equipment Manufacturers	Semiconductor Equipment	Semiconductors	Communications Equipment
PerkinElmer Inc. Symbol Technologies Tektronix Inc. Thermo Electron Corp. Waters Corp.	Applied Materials, Inc. KLA-Tencor Corp. Novellus Systems Inc. Teradyne Inc.

Advanced Micro Devices Inc.

Altera Corp.

Analog Devices

Applied Micro Circuits Corp.

Broadcom Corp.

Intel Corp.

Linear Technology Corp.

LSI Logic Corp

Maxim Integrated Products

Micron Technology Inc.

National Semiconductor Corp.

Nvidia Corp.

PMC-Sierra Inc.

Texas Instruments Inc.

Xilinx Inc.

ADC Telecommunications Inc.

Andrew Corp.

Avaya Inc.

Ciena Corp.

Cisco Systems Inc.

Comverse Technology Inc.

Corning Inc.

JDS Uniphase Corp.

Lucent Technologies Inc.

Motorola Inc.

Qlogic Corp.

Qualcomm Inc.

Scientific-Atlanta Inc.

Tellabs Inc.

ADDITIONAL QUESTIONS AND INFORMATION REGARDING

THE ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Q:	What happens if additional proposals are presented at the annual meeting?

A:	Other than the two proposals described in this proxy statement, Agilent does not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Edward W. Barnholt, Agilent’s Chairman of the Board, President and Chief Executive Officer, and D. Craig Nordlund, Agilent’s Senior Vice President, General Counsel and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of Agilent’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:	What class of shares is entitled to be voted?

A:	Each share of Agilent’s common stock outstanding as of the close of business on January 5, 2004, the Record Date, is entitled to one vote at the annual meeting. On the Record Date, Agilent had approximately 480,149,944 shares of common stock issued and outstanding.

Q:	What is the quorum requirement for the annual meeting?

A:	The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	Who will count the vote?

A:	A representative of Computershare Investor Services will tabulate the votes and act as the inspector of election.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Agilent or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to Agilent’s management.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:

Agilent will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by Agilent’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. Agilent has retained the services of Georgeson Shareholder Communications, Inc. (“Georgeson”) to aid in the solicitation of proxies. Agilent estimates that it will pay Georgeson a fee of $ 11,000 for its services plus per call fees for any individual solicitations and reasonable out-of-pocket expenses. In addition, Agilent may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future annual stockholder meetings, including director nominations.

Stockholder Proposals:    In order for a stockholder proposal to be considered for inclusion in Agilent’s proxy statement for next year’s annual meeting, the written proposal must be received by Agilent no later than September 16, 2004 and should contain such information as is required under Agilent’s Bylaws. Such proposals will need to comply with the SEC’s regulations regarding the inclusion of stockholder proposals in Agilent-sponsored proxy materials. In order for a stockholder proposal to be raised from the floor during next year’s annual meeting, written notice must be received by Agilent no later than September 16, 2004 and should contain such information as required under Agilent’s Bylaws. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents as the Board may recommend.

Nomination of Director Candidates:    Agilent’s Bylaws permit stockholders to nominate directors at a stockholder meeting. In order to make a director nomination at an annual stockholder meeting, it is necessary that you notify Agilent not fewer than 120 days before the first anniversary of the date that the proxy statement for the preceding year’s annual meeting was first sent to stockholders. Agilent’s 2004 Proxy Statement was first sent to stockholders on January 14, 2004. Thus, in order for any such nomination notice to be timely for next year’s annual meeting, it must be received by Agilent not later than September 16, 2004. In addition, the notice must meet all other requirements contained in Agilent’s Bylaws and include any other information required pursuant to Regulation 14A under the Exchange Act.

Copy of Bylaw Provisions:    You may contact the Agilent Corporate Secretary at Agilent’s corporate headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Q:	How do I obtain a separate set of voting materials if I share an address with other stockholders?

A:	To reduce expenses, in some cases, we are delivering one set of voting materials to certain stockholders who share an address, unless otherwise requested by one or more of the stockholders. A separate proxy card is included in the voting materials for each of these stockholders. If you have only received one set, you may request separate copies of the voting materials at no additional cost to you by calling us at (650) 752-5522 or by writing to us at Agilent Technologies, Inc., 395 Page Mill Road, Palo Alto, California 94306, Attn: Shareholder Records. You may also contact us by calling or writing if you would like to receive separate voting materials for future annual meetings.

Q:	If I share an address with other stockholders of Agilent, how can we get only one set of voting materials for future meetings?

A:	You may request that we send you and the other stockholders who share an address with you only one set of voting materials by calling us at (650) 752-5522 or by writing to us at: Agilent Technologies, Inc., 395 Page Mill Road, Palo Alto, California 94306, Attn: Shareholder Records.

YOU MAY RECEIVE A COPY OF AGILENT’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 2003 WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO AGILENT TECHNOLOGIES, INC., 395 PAGE MILL ROAD, PALO ALTO, CALIFORNIA 94306, ATTN: INVESTOR RELATIONS.

By Order of the Board

D. CRAIG NORDLUND

Senior Vice President, General Counsel

and Secretary

Dated: January 7, 2004

APPENDIX A

AUDIT AND FINANCE COMMITTEE CHARTER

I.    MEMBERSHIP

A.    The Audit and Finance Committee (the “Committee”) of the Board of Directors (the “Board”) shall consist of at least three directors whose qualifications include financial literacy and independence as determined under the Sarbanes-Oxley Act (the “Act”) and applicable rules of the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”). At least one member of the Committee must be an “audit committee financial expert” and have “accounting or related financial management expertise” under the requirements of the Act and the applicable rules of the NYSE and SEC. No member of the Committee may serve on the audit committee of more than three public companies, including the Company, unless the Board of Directors determines that such simultaneous service will not impair the ability of such member to effectively serve on the committee.

B.    No member of the Committee shall receive compensation other than director’s fees for service as a director of the Company, including reasonable compensation for serving on the Committee and regular benefits that other directors receive.

II.    PURPOSE

A.    The Committee serves as the representative of the Board for the general oversight of Company affairs relating to:

1.	The quality and integrity of the Company’s financial statements,

2.	The Company’s compliance with legal and regulatory requirements,

3.	The independent auditor’s qualifications and independence, and

4.	The performance of the Company’s internal audit function and independent auditors.

B.    Through its activities, the Committee facilitates open communication among directors, independent auditors, the internal auditor and management by meeting in private session regularly with these parties.

C.    The Committee also provides oversight regarding significant financial matters, including borrowings, currency exposures, dividends, share issuance and repurchases, and the financial aspects of the Company’s benefit plans.

III.    MEETINGS AND PROCEDURES

A.    The Committee shall convene at least four times each year.

B     It shall endeavor to determine that auditing procedures and controls are adequate to safeguard Company assets and to assess compliance with Company policies and legal requirements.

C.    The Committee shall be given full access to the Company’s internal auditors, Board Chairman, Company executives and independent auditors. When any audit has been prepared by a registered public accounting firm for the Company, the Committee shall timely receive a report from such firm on (1) all critical accounting policies and practices; (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the issuer, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the registered public accounting firm; and (3) other material written communications between the registered public accounting firm and company management, such as any management letter or schedule of unadjusted differences.

IV.    RESPONSIBILITIES

A.    The Committee shall:

1.    Have the sole authority to appoint, retain, compensate, oversee, evaluate and, where appropriate, replace the independent auditor.

2.    Annually review and approve the proposed scope of each fiscal year’s internal and outside audit at the beginning of each new fiscal year.

3.    Inform each registered public accounting firm performing audit, review or attest work for the Company that such firm shall report directly to the Committee.

4.    Directly oversee the work of any registered public accounting firm employed by the Company, including the resolution of any disagreement between management and the auditor regarding financial reporting, for the purpose of preparing or issuing an audit opinion or related work.

5.    Review and approve in advance any audit and non-audit services and fees to be provided by the Company’s independent auditor, other than “prohibited non-auditing services” as specified in the Act and the applicable rules of the SEC. The Committee has the sole authority to make these approvals, although such approval may be delegated to any committee member so long as the approval is presented to the full Committee at a later time.

6.    At, or shortly after the end of each fiscal year, review with the independent auditor, the internal auditor and Company management, the audited financial statements and related opinion and costs of the audit of that year.

7.    Annually obtain and review a report by the independent auditor describing: the audit firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and, to assess the auditor’s independence, all relationships between the independent auditor and the Company.

8.    Review funding and investment policies, implementation of funding policies and investment performance of the Company’s benefit plans.

9.    Provide any recommendations, certifications and reports that may be required by the NYSE or the SEC including the report of the Committee that must be included in the Company’s annual proxy statement.

10.    Review and discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor.

11.    Discuss with management the type of presentation and type of information to be included in the Company’s earnings press releases and the financial information and earnings guidance provided to analysts and rating agencies.

12.    Establish and oversee procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

13.    Have the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Committee, in its capacity as a committee of the Board of Directors, for payment of compensation to any advisers employed by the Committee and to the independent auditor employed by the Company for the purpose of rendering or issuing an audit report or performing other audit, review or attest services and ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties.

14.    Ensure the rotation of the audit partners of the Company’s independent auditor as defined in and as required by the Act and the rules of the SEC.

15.    Confirm with any independent auditor retained to provide audit services for any fiscal year that the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for reviewing the audit, has not performed audit services for the Company in each of the five previous fiscal years of the Company and that the firm meets all legal and professional requirements for independence.

16.    Discuss with management and the independent auditor the Company’s policies with respect to risk assessment and risk management.

17.    Meet separately, periodically, with management, with internal auditors and with the independent auditor.

18.    In consultation with the independent auditor, management and the internal auditors, review the integrity of the Company’s financial reporting process.

19.    Review periodically major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

20.    Review with the independent auditor (a) any audit problems or other difficulties encountered by the auditor in the course of the audit process, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management and (b) management’s responses to such matters.

21.    Review and discuss with the independent auditor the responsibility, budget and staffing of the Company’s internal audit function.

22.    Set clear hiring policies for employees or former employees of the independent auditor in accordance with the standards set forth in the Act and the rules of the SEC.

23.    Report regularly to the Board of Directors. Such report to the Board of Directors may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.

24.    Perform a review and evaluation, at least annually, of the performance of the Committee. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee considers necessary or valuable. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

PROXY

Agilent Technologies, Inc.

Annual Meeting of Stockholders – March 2, 2004

This Proxy is solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Edward W. Barnholt and D. Craig Nordlund, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Common Stock of Agilent Technologies, Inc. held of record by the undersigned on January 5, 2004, at the Annual Meeting of Stockholders to be held on Tuesday, March 2, 2004, or any adjournment thereof.

IMPORTANT — This Proxy must be signed and dated on the reverse side.

Address Changes/Comments:

(If you noted any address changes/comments above, please mark corresponding box on other side.)

(Continued and to be voted on reverse side.)

If you vote by telephone or the Internet, DO NOT mail back the proxy card.

THANK YOU FOR VOTING!

YOU CAN VOTE YOUR SHARES BY

TELEPHONE OR INTERNET!

QUICK EASY IMMEDIATE AVAILABLE 24 HOURS A DAY

7 DAYS A WEEK

AGILENT TECHNOLOGIES, INC. encourages you to take advantage of convenient ways to vote your shares. If voting by proxy, you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the 2004 proxy statement and then follow these easy steps:

VOTE BY INTERNET — www.computershare.com/us/proxy

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter the 5-digit number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-888-726-7790

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter the 5-digit number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Agilent Technologies, Inc., c/o Computershare Investor Services, P.O. Box 2000, Bedford Park, IL 60499-9910

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AGTEC1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

AGILENT TECHNOLOGIES, INC.

The Board of Directors Recommends a Vote

“FOR” the listed nominees.

1. Election of Directors

			For	Withhold
Nominees:	01)	James G. Cullen	☐	☐
	02)	Robert L. Joss	☐	☐
	03)	Walter B. Hewlett	☐	☐

The Board of Directors Recommends a Vote “FOR” the following proposal.

2. The ratification of the Audit and Finance Committee’s appointment of independent auditors PricewaterhouseCoopers LLP.

For	Against	Abstain
☐	☐	☐

In their discretion the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

HOUSEHOLDING ELECTION

Mark “FOR” to enroll this account to receive certain future investor communications in a single package per household. Mark “AGAINST” if you do not want to participate. See enclosed notice.

	For	Against
To change your election in the future, call 1-800-542-1061.	☐	☐

If you have Address Change or Comments, please check the box to the right, and note on the reverse side.	☐

If you plan on attending the Annual Meeting, please check the box to the right.	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date